Exhibit 99.1


                           Vertrue Litigation Update

         U.S. Supreme Court Declines to Review Connecticut Supreme Court
                      Decision Regarding Arbitration Award

     STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 18, 2005--Vertrue Incorporated (the "Company") (Nasdaq: VTRU), a leading consumer services marketing company, announced today that the U.S. Supreme Court has declined to review the Connecticut Supreme Court's May 10, 2005 decision against the Company to uphold an arbitration panel's award of $5.5 million in punitive damages and costs to MedValUSA Health Programs, Inc. even though the arbitrators found that the Company was not liable for any compensatory damages. Accordingly, the Company will pay the full amount of the award in its fiscal 2006 second quarter ending December 31, 2005.
     As also previously announced on May 12, 2005, the Company recorded a one-time $5.5 million charge ($3.5 million net of tax), or $0.27 per share, in the fiscal 2005 fourth quarter ended June 30, 2005 as a result of the Connecticut Supreme Court decision. As a result, the payment of the award will have no impact on the results of operations of the Company for the fiscal 2006 second quarter ending December 31, 2005.

     Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


    CONTACT: Vertrue Incorporated
             George Thomas, 203-324-7635